SHARE PURCHASE AGREEMENT

         THIS SHARE PURCHASE AGREEMENT, dated as of December __, 1999, by and among 3016117 NOVA SCOTIA ULC a Nova Scotia unlimited liability company ("Seller"), MORRIS MATERIAL HANDLING, INC., a Delaware corporation ("Parent"), and MagneTek Mondel Holding ULC, a Nova Scotia unlimited liability company ("Buyer").

                                   WITNESSETH:

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding shares in the capital of Mondel ULC, a Nova Scotia unlimited liability company (the "Company"), all in accordance with the terms and conditions herein set forth;

         AND WHEREAS, Parent is a party to this Agreement for the purposes of making certain representations, warranties, covenants and indemnities with Seller for the benefit of Buyer;

         NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
                                   DEFINITIONS

     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1      Defined Terms.

     "Adjusted Closing Balance Sheet" has the meaning set forth in Section 2.3.5 hereof.

         "Affiliate" (and, with a correlative meaning, "Affiliated") means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person, and, if such a Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests or by contract). For greater certainty, the parties acknowledge that (i) Parent shall be deemed to be the ultimate controlling Person of the Company and the Seller and (ii) MagneTek, Inc. shall be deemed to be the ultimate controlling Person of Buyer, for the purposes of this Agreement and the definition of Affiliate.

         "Agreement" means this Share Purchase Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

         "Applicable Law" means with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law (collectively, "Law") relating to or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

         "April Balance Sheet" means the balance sheet of the Company as of April 30, 1999, prepared to reflect the elimination of intercompany accounts and the Excluded Liabilities, a true and complete copy of which is attached as Exhibit A hereto.

        "Base Purchase Price" has the meaning set forth in Section 2.2.1 hereof.

         "Benefit Plan" means any Employee Plan or Employee Benefit Plan.

         "Business" means the business and operations of the Company.

          "Business Days" means any day other than a Saturday or Sunday or a statutory or bank holiday in Ontario or Nova Scotia.

        "Business Employees" has the meaning set forth in Section 3.7(a) hereto.

         "Buyer" has the meaning set forth in the recitals hereto.

         "Buyer Indemnitees" has the meaning set forth in Section 7.2 hereof.

         "Cash" means cash and cash equivalents.

         "Certificate" has the meaning set forth in Section 7.2 hereof.

         "Claimed Amount" has the meaning set forth in Section 7.4.2 hereof.

         "Claim Notice" has the meaning set forth in Section 7.4.2 hereof.

          "Class A Preferred Shares" means the shares in the capital of the Company described as Class A Preferred Shares in the Company's constating documents.

          "Closing" means the consummation of the purchase, assignment and sale of the Shares as contemplated hereby.

      "Closing Balance Sheet" has the meaning set forth in Section 2.3.2 hereof.

         "Closing Date" means the date of this Agreement.

         "Closing Equity" means the difference between the value of the Company's total assets and its total liabilities (excluding the Excluded Liabilities), as shown on the Estimated Closing Balance Sheet or the Final Closing Balance Sheet or the Adjusted Closing Balance Sheet, as applicable.

         "Closing Place" means the offices of Blake, Cassels & Graydon, Suite 2300, Commerce Court West, Toronto, Ontario, M5L 1A9, or such other place as Seller, Parent and Buyer may agree.

         "Common Shares" means shares in the capital of the Company described as common shares in the Company's constating documents.

         "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as in effect from time to time.

         "Contracts" has the meaning set forth in Section 3.5 hereof.

       "Controlling Party" has the meaning set forth in Section 7.4.1(b) hereof.

         "Damages" has the meaning set forth in Section 7.2 hereof.

          "Disclosure Schedule" means the disclosure schedule delivered by Seller and Parent to Buyer on the date hereof.

          "Dollars" or "$" means the lawful currency of the United States of America, unless otherwise indicated.

          "Effective Time" means the end of business in the Province of Ontario on the Closing Date.

         "Employee  Benefit Plan" means any employee benefit plan, as defined in
Section 3(3) of ERISA, that is sponsored or contributed to by the Company in the United States of America or any ERISA Affiliate thereof covering employees or former employees of the Company.

         "Employee Pension Benefit Plan" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, other than a Multiemployer Plan covering employees or former employees of the Company in the United States of America.

         "Employee Plan" means any benefit arrangement or agreement covering employees, former employees, officers, former officers, directors and former directors of the Company and the beneficiaries of any of them that is not an Employee Benefit Plan, including (i) each employment, consulting or change of control agreement; (ii) each arrangement providing for retirement, health (including retiree health), disability or fringe benefits, insurance coverage (including any self-insured arrangements), (iii) each bonus, incentive, deferred bonus, incentive or performance pay arrangement, (iv) each arrangement providing any termination allowance, severance or similar benefits, (v) each equity compensation plan; (vi) each deferred compensation plan and (vii) each compensation policy and practice maintained by the Company, but excluding any arrangement established pursuant to statute and maintained by a Governmental Authority.

         "Encumbrances" means mortgages, security interests, pledges, claims, liens, easements, rights of way, restrictions, encroachments, leases, occupancies, tenancies, options; pre-emptive purchase rights and any other adverse interests or rights of others.

         "Environmental Laws" mean any applicable statute, enactment, ordinance, rule, regulation, decision, common law, judgment, decree, permit or license, whether local, state, provincial, territorial or national, in force or effect as of the Closing:

         (a) relating to emissions, discharges, spills, releases or threatened releases of Hazardous Substances into air, water, or land;

         (b) relating to the use, treatment, storage, disposal, handling, manufacturing or shipment of Hazardous Substances;

         (c) relating to noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property;

         (d)      relating to the regulation of storage tanks; or

         (e) otherwise relating to protection, investigation or restoration of human health and safety, the environment, or natural resources.

         "Environmental Liabilities" means all Liabilities, whether currently existing or arising hereafter, but in either such case relating to or arising from conditions existing prior to the Effective Time, which arise under or relate to any Environmental Laws.

        "Environmental Surveys"has the meaning set forth in Section 3.12 hereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any other Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

          "Estimated Closing Balance Sheet" has the meaning set forth in Section
          2.3.1 hereof.

          "Estimated Purchase Price" has the meaning set forth in Section 2.2.2 hereof.

         "Excluded Liabilities" means (i) all Liabilities for Taxes that are the responsibility of Seller pursuant to Section 6.1(d); (ii) all Liabilities of the Company that are not attributable or related to the Business; (iii) any liability for any claim relating to the existence or alleged existence of asbestos in or in connection with any products sold at any time by the Company;
(iv) any Liability for any payment to be made under any severance, change of control, termination, stay and pay or similar agreement or plan between the Company and any Business Employee and (v) any Liability arising from or relating to the Company's having conducted business under any unregistered trade name or under any name other than its legal corporate name.

          "Final  Closing  Balance  Sheet" has the  meaning set forth in Section
          2.3.2 hereof.

         "Financial  Statements"  mean: (a) the financial  statements  listed on
Section 3.8 of the Disclosure  Schedule,  including the April Balance Sheet; and
(b) the interim unaudited financial statements of the Company for the months commencing November 1, 1998 through the month ended immediately prior to the Closing (to the extent such statements for the month ended immediately prior to the Closing are reasonably available), true and complete copies of all of which (except those for periods not yet available) have previously been made available to the Buyer.

         "GAAP" means generally accepted accounting principles in effect in the United States of America at the time of determination as consistently applied, except as expressly contemplated herein.

         "Governmental Authority" means any court or federal, state, provincial, municipal or other governmental authority, department, commission, board, agency or instrumentality.

         "Group Health Plan" means any group health plan, as defined in Section 5000(b)(1) of the Code.

         "Hazardous Substance" means (i) any substance listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, di-ocytl phthalates ("DOPs"), radioactive materials or radon, or (ii) any solid, liquid, gas, odor, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual.

         "HSRA" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, as in effect from time to time.

        "Improvements" has the meaning set forth in Section 3.3.3(b)(iv) hereof.

      "Indemnified Person" has the meaning set forth in Section 8.4.1(a) hereof.

     "Indemnifying Person" has the meaning set forth in Section 7.4.1(a) hereof.

         "Information Technology" means computer software, computer firmware, computer hardware (whether general or specific purpose), and other similar or related items of automated, computerized, and/or software system(s).

     "Intellectual Property Transfer Agreement" means the Intellectual Property Transfer Agreement, to be entered into by and between MHE Technologies, Inc. and the Company at the Closing.

          "Intellectual Property Rights" has the meaning set forth in Section 3.6(a) hereof.

         "Intercompany Accounts" means all intercompany accounts except for intercompany trade receivables accrued by the Company in the ordinary course of business.

         "IRS" means the Internal Revenue Service.

     "Knowledge of Buyer" means the knowledge, after due inquiry, of David Reiland, John P. Colling, Jr. and Samuel A. Miley.

         "Knowledge of Seller and Parent" means the knowledge, after due inquiry, of Mike Birch, Scott Pastorius, Brenda Mayhew, and the actual knowledge of David Smith and Jack Stinnett.

         "Letter of Credit" has the meaning set forth in Section 6.4 hereof.

         "Liabilities" means all obligations, indebtedness, commitments, and other items, whether direct or indirect, absolute, accrued, contingent or otherwise.

     "License Agreement" means the License Agreement to be entered into by and between the Company and MHE Technologies, Inc. at the Closing.

         "Licenses" mean the licenses, authorizations, permits, approvals and other authorizations issued by any Governmental Authority owned or held by the Company or by Seller or Parent in connection with the ownership and operation of the Business, together with any renewals, extensions or modifications thereof and additions thereto between the date hereof and the Closing.

      "Management Employees" has the meaning set forth in Section 3.7(a) hereof.

         "Material Adverse Effect" means a change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, liabilities, reserves or any other aspect of the Company or the Business, taken as a whole, that could reasonably be expected to result in a material adverse effect on, or a material adverse change in, the Company or the Business, or a material adverse effect on Buyer's ownership of the Shares after the Closing Date.

          "Multiemployer Plan" means a multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA.

         "Multiple Employer Plan" means any Employee Benefit Plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or
Section 413(c) of the Code.

         "Neutral Auditors" has the meaning set forth in Section 2.3.5 hereof.

         "Noncompetition Agreement" means the Noncompetition Agreement to be entered into by and between Parent and the Company concurrently with this Agreement.

         "Permitted Encumbrances" mean: (i) Encumbrances for Taxes not yet due and payable or that the taxpayer is contesting in good faith through appropriate proceedings; (ii) as to the use of the real estate assets used by the Company, any easements or reservations of, or rights of others for, rights of way, highway and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning restrictions which do not materially interfere with the operation of the Business; (iii) in the case of non-real estate assets, any security interest disclosed in Section 3.3.1 of the Disclosure Schedule; (iv) liens created by statute securing the claims of materialmen, landlords and like Persons incurred in the ordinary course of business for sums not yet delinquent; (v) purchase money liens and liens securing rental payments under capital lease arrangements and disclosed in
Section 3.3.1 of the Disclosure Schedule; (vi) liens securing borrowed money to be released at or prior to the Closing and disclosed in Section 3.3.1 of the Disclosure Schedule; and (vii) other liens set forth in Section 3.3.1 of the Disclosure Schedule.

         "Person" means any natural person, corporation, partnership, limited liability company, firm, joint venture, joint-stock company, trust, association, unincorporated entity of any kind, trust, governmental or regulatory body or other entity.

         "Products" has the meaning set forth in Section 3.15 hereof.

         "Purchase Price" has the meaning set forth in Section 2.2.1 hereof.

         "Reference Rate" means the borrowing rate in effect from time to time under the Restated Credit Agreement, dated as of June 20, 1997, between MagneTek, Inc., as Borrower, NationsBank of Texas, N.A., as Agent, certain other banks as Co-Agents, and certain Lenders thereunder.

         "Representatives" has the meaning set forth in Section 6.1.1 hereof.

         "Resolution Period" has the meaning set forth in Section 2.3.4 hereof.

         "Response" has the meaning set forth in Section 7.4.2(b) hereof.

         "Seller" has the meaning set forth in the Preamble hereof.

         "Seller Indemnitees" has the meaning set forth in Section 8.3 hereof.

         "Seller Returns" has the meaning set forth in Section 6.1(b) hereof.

         "Shares" means all the issued and outstanding Common Shares and Class A Preferred Shares of the Company.

         "Subsidiary" means, as to any Person, any corporation or other entity, whether now existing or hereafter organised or acquired, of which a majority of the securities or other ownership interests having ordinary voting power for the election of directors or other Persons performing similar functions are at the time owned by such Person and/or one or more Subsidiaries of such Person.

         "Supply Agreement" means the Supply Agreement, dated the date hereof, to be entered into by and between Parent and the Company.

         "Tax" or "Taxes" means (A) taxes, charges, fees, levies, imposts and other assessments, including, but not limited to, all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canadian Pension Plan and provincial pension plan contributions, employment insurance payments and workers' compensation premiums, together with all installments with respect thereto, and any interest, fines, additions and penalties imposed by any Governmental Authority in connection with amounts described in this clause (A) and (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law.

         "Tax Letter of Credit" has the meaning set forth in Section 6.4 hereof.

          "Tax  Indemnification  Release Provision" has the meaning set forth in
          Section 7.2 hereof.

         "Tax Return" means any return, declaration, report, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

       "Third Party Claim" has the meaning set forth in Section 7.4.1(a) hereof.

         "Unresolved Changes" has the meaning set forth in Section 2.3.5 hereof.

"Year 2000 Compliant" means, with respect to the Company's products and Information Technology, that they are designed to be used prior to, during, and after the calendar Year 2000 A.D., and that during each such time period they will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other products and Information Technology, used in combination with the products and Information Technology being acquired, properly exchanges date/time data with them.

1.2 Accounting Terms. All terms of an accounting nature not specifically defined herein shall have the respective meanings given to them under GAAP.

1.3 Exhibits and Schedules. The following Exhibits and Schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions thereof and the provisions of the Agreement, the provisions in this Agreement shall prevail:

         Exhibits

                  Exhibit A    -   April Balance Sheet
                  Exhibit B    -   Form of Letter of Credit
                  Exhibit C        Form of Tax Letter of Credit

         Schedules

                  Schedule 1   -   Disclosure Schedule
                  Schedule 2       Allocation of Purchase Price for U.S. Taxes

1.4 Other Definition Provisions. The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa. The words "herein," "hereof," "hereunder" and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection.

ARTICLE 2
                       PURCHASE OF SHARES; PURCHASE PRICE

2. Purchase of the Shares, Purchase Price and Method of Payment.

2.1 Purchase of the Shares. In accordance with the terms and upon satisfaction of the conditions contained in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase from Seller, the Shares.

2.2      Consideration.

2.2.1 Purchase Price. The aggregate base purchase price for the Shares shall be Three Million Dollars ($3,000,000) (the "Base Purchase Price"), which shall be subject to adjustment as described in Section 2.2.2 and Section 2.3 below (as adjusted, the "Purchase Price").

2.2.2 Payment of Purchase Price at Closing. At the Closing, the Base Purchase Price shall be adjusted: (a) upward by the amount, if any, by which the Closing Equity as calculated in accordance with the Estimated Closing Balance Sheet (as defined below) exceeds $2,551,772.00 or (b) downward by the amount, if any, by which the Closing Equity as calculated in accordance with the Estimated Closing Balance Sheet is less than $2,551,772.00 (as adjusted, the "Estimated Purchase Price"). At the Closing, Buyer shall pay to Seller on account of the Purchase Price an amount equal to the Estimated Purchase Price by wire transfer, in immediately available funds, pursuant to wire transfer instructions delivered to Buyer by Seller at least three (3) Business Days prior to the Closing, or by certified check, at Seller's sole option.

2.3      Purchase Price Adjustment.

2.3.1 Estimated Closing Balance Sheet. No later than three (3) Business Days or earlier than ten (10) Business Days prior to the Closing Date, Seller shall, in consultation with Buyer, prepare an estimated balance sheet of the Company as of the Effective Time (the "Estimated Closing Balance Sheet") and a calculation of estimated Closing Equity as of the Effective Time based on the assets and liabilities of the Company as reflected on the Estimated Closing Balance Sheet.

2.3.2 Final Closing Balance Sheet. As soon as practicable, but in no event later than sixty (60) days following the Closing, Seller shall, in consultation with Buyer, prepare a balance sheet of the Company as of the Effective Time (the "Final Closing Balance Sheet" and collectively with the Estimated Closing Balance Sheet, the "Closing Balance Sheet") and a calculation of Closing Equity as of the Effective Time, as calculated in accordance with the Final Closing Balance Sheet. The Final Closing Balance Sheet and calculation of Closing Equity shall be prepared so that they present fairly the Closing Equity as of the Effective Time using practices and procedures consistent with the preparation of the Financial Statements and in accordance with GAAP; provided, that all Intercompany Accounts, Excluded Liabilities and any refunds in respect of Taxes for the period prior to the Closing, will be excluded therefrom (it being the understanding that Intercompany Accounts have been eliminated in accordance with
Section 3.20 hereof). In addition, the Final Closing Balance Sheet will only include intercompany trade receivables that are excluded from the definition of Intercompany Accounts if and to the extent such receivables have been collected prior to the date the Final Closing Balance Sheet is required to be prepared.

2.3.3 Access. During the preparation of the Closing Balance Sheet and the calculation of Closing Equity in connection therewith, and throughout the period of any review or dispute within the contemplation of this Section 2.3: (a) Seller shall, until the Closing, and Buyer shall, after the Closing, cause the Company to provide Buyer or Seller, as applicable, and their respective authorized representatives with access to all relevant books, records, workpapers and employees of the Company as may reasonably be requested by such party; and (b) Seller and Buyer shall cooperate fully with each other and their respective authorized representatives in connection with such preparation and review, including the provision to one another on a timely basis of all information reasonably requested in connection with such preparation and review.

2.3.4 Delivery and Review. Seller shall deliver a copy of the Final Closing Balance Sheet to Buyer promptly after it has been prepared and in no event later than sixty (60) days after the Closing. After receipt of the Final Closing Balance Sheet, Buyer shall have thirty (30) days to review the Final Closing Balance Sheet, together with the workpapers used in the preparation thereof. Unless Buyer delivers written notice to Seller on or prior to the thirtieth day after the receipt of the Final Closing Balance Sheet stating that it has objections to the Final Closing Balance Sheet or the calculation of Closing Equity made in accordance therewith (and setting forth the disputed items), Buyer shall be deemed to have accepted and agreed to the Final Closing Balance Sheet and the calculation of Closing Equity made pursuant thereto. If Buyer so notifies Seller of its objections to the Final Closing Balance Sheet, the parties shall, within thirty (30) days (or such longer period as the parties may agree) following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

2.3.5 Resolution. Any amounts remaining in dispute at the conclusion of the Resolution Period (the "Unresolved Changes") shall be submitted to a nationally recognized United States accounting firm that has not advised Buyer or Seller in the past five (5) years (such firm being referred to as the "Neutral Auditors") within ten (10) days after the expiration of the Resolution Period. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter with the Neutral Auditors. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata by Buyer and Seller in proportion to the allocation of the dollar amount of the Unresolved Changes made by the Neutral Auditors such that the prevailing party or parties pays a lesser proportion of the fees and expenses. The Neutral Auditors shall act as an arbitrator to determine, based on the provisions of this Section 2.3, only the Unresolved Changes. The Neutral Auditors' determination of the Unresolved Changes shall be made within forty-five (45) days of the submission of the Unresolved Changes thereto, shall be set forth in a written statement delivered to Buyer, on the one hand, and Seller, on the other hand, and shall be final, binding and conclusive. The term "Adjusted Closing Balance Sheet", as used in this Agreement, shall mean the definitive Closing Balance Sheet agreed to (or deemed agreed to) by Buyer, on the one hand, and Seller, on the other hand, under Section 2.3 or, if Unresolved Changes are submitted to the Neutral Auditors, such definitive Closing Balance Sheet, as adjusted to reflect the determination of the Neutral Auditors under this Section 2.3.5.

2.3.6 Post-Closing Adjustments. If and to the extent the Closing Equity as calculated in accordance with the Adjusted Closing Balance Sheet exceeds the Closing Equity as calculated in accordance with the Estimated Closing Balance Sheet, then Buyer shall pay an amount equal to such excess (together with interest on such amount, from the Closing Date to the date of payment, at the Reference Rate in effect on such date, without compounding) to Seller as an adjustment to the Purchase Price. If and to the extent that the Closing Equity as calculated in accordance with the Adjusted Closing Balance Sheet is less than the Closing Equity as calculated in accordance with the Estimated Closing Balance Sheet, then Seller shall pay an amount equal to such shortfall (together with interest on such amount, from the Closing Date to the date of payment, at the Reference Rate in effect on such date, without compounding) to Buyer as an adjustment to the Purchase Price. If the amount of post-Closing adjustments are agreed to (or deemed agreed to) by Buyer, on the one hand, and Seller, on the other hand, before or during the Resolution Period, then payment of any adjustment shall be made within five (5) Business Days after the date of such agreement (or deemed agreement). If there are Unresolved Changes at the end of the Resolution Period, then (a) the minimum amount which the parties agree is owed pursuant to this Section 2.3.6 shall be paid within five (5) Business Days after the end of the Resolution Period and any additional amounts owing with respect to the Unresolved Changes shall be paid within five (5) Business Days after the resolution thereof by the Neutral Auditors or (b) in all other cases, any and all payments shall be made within five (5) Business Days after the resolution of the Unresolved Changes by the Neutral Auditors. Any payment made to any party pursuant to this Section 2.3.6 shall be (i) net of any obligations identified, as of such date, as owed by such party under Article X of this Agreement and (ii) paid by wire transfer of immediately available funds to a bank account specified by the party to which such payment is owed.

ARTICLE 3
     REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE BUSINESS

3. Representations and Warranties Relating to the Company and the Business. Each of Seller and Parent hereby represents and warrants to Buyer that, as of the date hereof:

3.1      Organization and Standing; Capitalization.

3.1.1    Organization and Standing. The Company:

(a) is an unlimited liability company duly organized and validly existing under the laws of Nova Scotia;

(b) has full corporate power and authority and all governmental Licenses, authorizations, consents and approvals required to own, lease and use its properties and to conduct the Business as now being conducted and to perform the obligations required to be performed by it hereunder and to consummate the transactions contemplated hereby; and

(c) is duly qualified to do business in every jurisdiction in which the nature of its business requires such qualification.

3.1.2    Capitalization; Corporate Structure.

(a) The authorized capital of the Company consists of 100,000,000 Common Shares and 2,600,000 Class A Preferred Shares, of which 8,600 Common Shares and 2,600,000 Class A Preferred Shares are issued and outstanding. The Shares have been duly authorized and issued and are validly outstanding, fully paid and nonassessable and were not issued in violation of any preemptive or other rights or in violation of any Applicable Laws, the Memorandum or Articles of Association or other constating documents of the Company.

(b) The Shares are held as indicated on Section 3.1.2(b) of the Disclosure Schedule. Seller is the sole owner of record and beneficial owner of, all of the Shares and Seller will, as of the Closing, have the full and unrestricted right, power and authority to sell and transfer the Shares to Buyer. At the Closing, Seller shall deliver to Buyer duly endorsed certificates evidencing Seller's ownership of the Shares. Upon delivery of such Shares to Buyer and payment by Buyer to Seller of the consideration therefor, Buyer will acquire good and marketable title to and complete ownership of the Shares free and clear of all Encumbrances.

(c) There are not currently, and as of the Closing there will not be, any outstanding (i) subscriptions, options, warrants, rights of first refusal or other rights to purchase from the Company or Seller any shares of capital stock of the Company or (ii) any securities convertible into or exchangeable for shares of capital stock of the Company. There is no contract, right or option outstanding requiring the Company to redeem or repurchase any of its shares of capital stock and there are no preemptive rights with respect to any shares of capital stock of the Company.

(d)      The Company has no Subsidiaries.

(e) The corporate records and minute books of the Company contain complete and accurate minutes of all meetings of and corporate actions or written resolutions of the directors, committees of directors and shareholders of the Company. All such meetings were duly called and held, all such corporate actions were duly taken, and all such resolutions duly passed or validly signed. The share certificates, register of transfers, registers of shareholders and directors, and other similar records of the Company are complete, accurate and current.

(f) Section 3.1.2(f) of the Disclosure Schedule lists all business, fictitious, trade or other names under which the Company is currently conducting, or has historically conducted, business.

3.2 No Contravention. The performance of the Company under this Agreement and its execution and delivery of, and performance under, any other documents to be executed in connection herewith do not and will not, after the giving of notice or the lapse of time: (a) conflict with or violate any provisions of the Memorandum or Articles of Association or other constating documents of the Company; (b) subject to obtaining the consents listed on Section 3.2 of the Disclosure Schedule and taking the actions referenced in Section 4.3.2, result in the breach of any of the terms of, constitute a default under, conflict with or result in the termination or alteration of, any Contract or agreement to which the Company is a party or by which the Company or any of its properties is bound; or (c) subject to obtaining the consents and taking the actions listed on
Section 3.2 of the Disclosure Schedule and complying with the HSRA, the Investment Canada Act (Canada) and the Competition Act (Canada), as applicable, to the Knowledge of Seller and Parent, contravene or conflict with or constitute a violation of any License or Applicable Law binding upon or applicable to the Company, the Business or the Shares.

3.3      Tangible Assets.

3.3.1 Title. The Company has good and valid title to, or a good and valid leasehold interest in, all of the tangible assets and properties it owns or uses. Except for Permitted Encumbrances or as disclosed on Section 3.3.1 of the Disclosure Schedule, the Company holds title to each such asset free and clear of all Encumbrances. To the Knowledge of Seller and Parent, the landlord named on each real property lease (collectively, the "Leases") to which the Company is a party has good and valid fee simple title in the real property subject to such Lease, subject to no exceptions that affect or may reasonably be expected to affect the use or operation of such real property by the Company.

3.3.2 Asset Rights. At the Closing, all of the rights, properties and assets necessary for using, owning, operating and conducting the Business shall be either: (a) owned by the Company; or (b) licensed or leased to the Company under one of the Contracts or one of the agreements to be entered into pursuant to this Agreement.

3.3.3    Condition of Assets.

(a) All of the Company's tangible assets and properties are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are currently put and no properties or assets necessary for the conduct of the Business as currently conducted by the Company are in need of replacement, maintenance or repair except for routine replacement, maintenance and repair.

With respect to the real property owned or leased by the Company (the "Real Property"):

(i) all Real Property is in compliance with all Applicable Laws (including without limitation laws relating to parking, zoning and land use) and public and private covenants and restrictions;

(ii) there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any Applicable Laws which could detrimentally affect the use or operation of any parcel of Real Property, nor has Seller or the Company received any notice of any special assessment proceedings affecting any parcel of Real Property, or applied for any change to the zoning or land use status of any parcel of Real Property;

(iii) all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by law or for the normal use and operation of each parcel of Real Property as currently used or operated by the Business are (X) installed to the property lines of such parcel and (Y) adequate to service such parcel of Real Property as improved and to permit full compliance with all Applicable Laws; and

(iv) to the Knowledge of Seller and Parent, except as disclosed on Section 3.3.3 of the Disclosure Schedule, there are no latent defects or adverse physical conditions affecting any parcel of Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personal property of a permanent nature affixed, annexed or attached to, located on or forming part of such Real Property (collectively, the "Improvements"). Except as disclosed on Section 3.3.3 of the Disclosure Schedule, no repairs are required to be made, or based upon current condition of the Improvements, will be required to be made to the Improvements in order to permit the Company to conduct its business as currently conducted or in order to comply with any Contract.

3.4 Licenses. The Company has the Licenses listed on Section 3.4 of the Disclosure Schedule, which constitute all of the Licenses and other governmental authorizations required to conduct the Business as currently conducted by the Company or as the Business is contemplated to be conducted as of the date of this Agreement.

3.5      Contracts.

(a) All contracts, leases, instruments and employment and other agreements to which the Company is a party (other than all purchase orders made in the ordinary course of business and any agreement for which the Company's aggregate obligation after the Closing does not exceed $25,000 or which is cancelable by the Company: (x) on sixty (60) days or less notice; (y) without Liability to the Company or the Buyer) (the "Contracts") are listed on Section 3.5 of the Disclosure Schedule. With respect to each Lease, Section 3.5 of the Disclosure Schedule sets forth the location of the real property leased pursuant to such Lease, the monthly rental payments due under such Lease, the expiration date of the Lease, and a brief description of the activities conducted by the Company on such real property. True and complete copies of each Contract have heretofore been provided to Buyer.

(b) Neither the Company nor, to the Knowledge of Seller and Parent, any other party thereto, is in default under any Contract and no event, occurrence or condition exists, which, with the giving of notice or the lapse of time, may reasonably be expected to result in a default thereunder.

(c) The Company has not granted any release or waiver under any of the Contracts.

(d) The Contracts are each in full force and effect and valid and binding and enforceable against the Company and, to the Knowledge of Seller and Parent, each other party thereto, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally.

(e) Subject to obtaining the consents set forth on Section 3.2 of the Disclosure Schedule, the transfer of the Shares contemplated by this Agreement will not result in any default, penalty or modification to any of the Contracts, including, without limitation, the leases to which the Company is a party.

3.6      Intellectual Property Rights.

(a) Section 3.6(a) of the Disclosure Schedule sets forth a complete and correct list of each patent, patent application and invention, trademark, trade name, trademark or trade name registration or application, copyright or copyright registration or application for copyright registration, servicemark, brand mark or brand name or any pending application related thereto, or any material trade secret, proprietary know-how, programs or processes or any similar rights, and each license or licensing agreement for any of the foregoing used or owned by the Company, or which will be used or owned by the Company after giving effect to the transfer pursuant to the Intellectual Property Transfer Agreement, or relating to the Company or the Business (collectively the "Intellectual Property Rights").

(b) There is no pending nor, to the Knowledge of Seller and Parent, threatened claim against the Company or, in the case of Intellectual Property Rights to be transferred to the Company pursuant to the Intellectual Property Transfer Agreement, against MHE Technologies, in either case that may involve a claim of misappropriation, infringement, or other violation of any patent, trademark, copyright, trade secret or other intellectual property right of any Person, or that may challenge or question the validity of any of the Intellectual Property Rights, nor is the Company or MHE Technologies aware of any facts that may reasonably be expected to give rise to any such claim. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement that, after giving effect to the Intellectual Property Transfer Agreement, would restrict the use thereof by the Company or the licensing thereof by the Company to any Person. MHE Technologies has the right to assign the Intellectual Property Rights to the Company as contemplated by the Intellectual Property Transfer Agreement, including the right to sue for and recover from past and future violations in connection with or related to such Intellectual Property Rights. To the Knowledge of Seller and Parent, after giving effect to the transfer pursuant to the Intellectual Property Transfer Agreement, the current use of the Intellectual Property Rights by the Company does not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, tradename, trademark or tradename registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any Person.

(c) After giving effect to the transfer pursuant to the Intellectual Property Transfer Agreement, the Company owns or has the right to use without payment the entire right, title and interest, free and clear of all Encumbrances other than Permitted Encumbrances, in, to and under, all Intellectual Property Rights listed on Section 3.6(a) of the Disclosure Schedule. No other inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, trade names, brand names, copyrights, licenses or applications for any of the foregoing are necessary for the unimpaired continued operation of the Business in the manner that the Business has heretofore been conducted or is proposed to be conducted as of the date of this Agreement. Section 3.6(c) of the Disclosure Schedule lists all licenses of any Intellectual Property Rights to or by the Company, after giving effect to the transfer pursuant to the Intellectual Property Transfer Agreement. All agreements relating to the Intellectual Property Rights are in full force and effect after giving effect to the transfer pursuant to the Intellectual Property Transfer Agreement.

3.7      Employees; Plans.

(a) Attached hereto as Section 3.7(a) of the Disclosure Schedule is a list of all salaried employees of the Company with an annual base salary in excess of $70,000, indicating the positions that such employees currently hold (the "Management Employees", and together with all other employees of the Company, the "Business Employees"). Section 3.7(a) of the Disclosure Schedule also lists each employment agreement, consulting agreement, severance pay, continuation pay, termination pay and similar agreement between the Company and any Business Employee. Except as set forth on Section 3.7(a) of the Disclosure Schedule, no Business Employee is on disability or extended leave.

(b) The Company does not sponsor, maintain, contribute to, or have any obligation to contribute to, any Employee Plan, except as set forth in Section 3.7(b) of the Disclosure Schedule. Seller has made true and correct copies of all governing instruments and related agreements pertaining to each Employee Plan available to Buyer, including, in the case of any Employee Plan not set forth in writing, a written description thereof. Each Employee Plan has been maintained in accordance with all Applicable Laws and with the provisions of such Employee Plan in all material respects.

(c) Schedule 3.7(c) of the Disclosure Schedule lists each Employee Benefit Plan and Employee Pension Benefit Plan copies of which have been provided to Buyer or its affiliates, that the Company contributes to or maintains. Each such Employee Benefit Plan, each such Employee Pension Benefit Plan and each related trust, insurance contract, or fund complies in form and in operation with the applicable requirements of ERISA, the Code, and any other Applicable Law. With respect to each Benefit Plan which is an Employee Pension Benefit Plan, (i) all contributions which are due have been paid to each such Benefit Plan, (ii) no event has occurred and no condition has existed that has adversely affected, or is likely to adversely affect the application and/or receipt of a favourable determination by the IRS in respect of such Benefit Plan, and (iii) as of the last day of the most recent prior plan year, the market value of assets under each such Benefit Plan (other than any Multiemployer Plan) equaled or exceeded the present value of Liabilities thereunder (determined in accordance with the then current funding assumptions).

(d) With respect to each Benefit Plan that the Company maintains, (x) no such Benefit Plan which is an Employee Pension Benefit Plan (other than any
Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event (as defined in ERISA), as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation ("PBGC"), and no proceeding by the PBGC to terminate any such Benefit Plan has been instituted, (y) no action, suit, proceeding, hearing or investigation with respect to the qualification or registration of such Benefit Plan or the administration or the investment of the assets of any such Benefit Plan (other than routine claim for benefits) is pending or, to the Knowledge of Seller and Parent, threatened, and (z) neither the Company nor any of its ERISA Affiliates has incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA, including but not limited to, any withdrawal liability to any Multiemployer Plan with respect to any such Benefit Plan that is subject to ERISA or the Code.

(e) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Benefit Plan that is subject to ERISA or the Code which transaction has or can reasonably be expected to cause the Company or any of its ERISA Affiliates to incur any Liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption. Except as disclosed on Section 3.7(c) of the Disclosure Schedule, neither the Company nor any of its ERISA Affiliates has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required under Applicable Law. Other than as described in Section 3.7(c) of the Disclosure Schedule, no employee or former employee of the Company or any of its ERISA Affiliates will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby. With respect to any Benefit Plan, to the Knowledge of Seller and Parent no event or circumstance exists which would, either singularly or in the aggregate, have a Material Adverse Effect.

(f) The Company has not made, or acquiesced in the making of, any amendments to any of the Employee Plans which are not disclosed in the documents made available to Buyer. All obligations of the Company (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Employee Plans or the funding agreements therefor have been performed in a timely fashion in accordance with the terms of the Employee Plans and Applicable Laws. Where required, the Employee Plans are duly registered under the Income Tax Act (Canada) and applicable pension standards legislation. There are no taxes owing in respect of the Employee Plans. There have been no improper withdrawals, or applications of, the assets held in respect of the Employee Plans by the Company. No promises of benefit improvements under the Employee Plans have been made except as may be required under Applicable Laws, and to the Knowledge of the Seller and Parent, there are no outstanding disputes concerning the assets held in respect of any of the Employee Plans.

(g) All contributions or premiums required to be paid by the Company in respect of the Employee Plans have been paid in a timely fashion in accordance with the terms of the Employee Plans and the Applicable Laws. All employee contributions to the Employee Plans required to be made by way of authorized payroll deduction have been properly withheld by the Company and fully paid out in a timely fashion in accordance with the terms of the Employee Plans and the Applicable Laws. There are no taxes owing in respect of the Employee Plans.

(h) All reports and other disclosures relating to the Employee Plans required by this Agreement, or by any Applicable Laws, to be filed or distributed on or before the execution of this Agreement have been filed or distributed. All such reports and disclosures required by this Agreement, or by any applicable laws or regulations, to be filed or distributed on or before the Closing Date shall be so filed or distributed.

(i) The Employee Plans are fully funded both on an ongoing basis and on a solvency basis using actuarial methods and assumptions contained in the most recent actuarial report required to be prepared and filed with the applicable pension regulatory authority. All employee data respecting any Employee Plan is correct. None of the Employee Plans is the subject of any investigation, proceeding, action or claim and to the Knowledge of the Seller and Parent, there exists no state of facts which after notice or lapse of time or both could reasonably be expected (i) to give rise to any such investigation, proceeding, action or claim, or (ii) to affect the registration of the Employee Plans.

(j) The Company is not a party to or bound by any collective agreement and is not currently conducting negotiations with any labour union or employee association. To the Knowledge of Seller and Parent, prior to the date of this Agreement, there has been no attempt to organize, certify or establish any labour union or employee association in relation to any employees of the Company. There are no existing or, to the Knowledge of Seller and Parent, threatened labour strikes or disputes, grievances, controversies or other labour troubles affecting the Company or the Business.

(k) The Company has complied with all Applicable Laws relating to employment, including those relating to wages, hours, collective bargaining, occupational health and safety, workers' hazardous materials, employment standards, pay equity and workers' compensation. There are no outstanding charges or, to the Knowledge of the Seller and Parent complaints against the Company relating to unfair labour practices or discrimination or under any legislation relating to employees. The Company has paid in full all amounts owing under the Workers' Compensation Act (Ontario) or comparable provincial legislation. There are no charges or orders outstanding against the Company under the Occupational Health and Safety Act (Ontario).

3.8      Financial Statements.

(a) True and complete copies of the Financial Statements listed on Section 3.8 of the Disclosure Schedule, including the April Balance Sheet and monthly and year to date unaudited financial statements through the month ended immediately prior to the Closing Date (to the extent such statements for the month ended immediately prior to the Closing Date are reasonably available), have heretofore been made available to Buyer.

(b) Except as disclosed on Section 3.8 of the Disclosure Schedule, each of the Financial Statements listed on Section 3.8 of the Disclosure Schedule:

(i) has been prepared based on the books and records of the Company in accordance with GAAP and the Company's normal accounting practices, consistent with past practice and with each other, and presents fairly the financial position and results of operations of the Company, as of the dates set forth and for the periods indicated therein, in conformity with GAAP consistently applied throughout the periods covered thereby (subject, in the case of interim statements, to the lack of footnotes, and customary year-end audit adjustments, provided any such adjustments are not, individually or in the aggregate, material);

(ii) contains and reflects all necessary adjustments, accruals, provisions and allowances for a fair presentation of the Company's financial condition and the results of its operations for the periods covered by such financial statement;

(iii) to the extent applicable, contains and reflects adequate provisions for all reasonably anticipated liabilities for all Taxes (other than Excluded Liabilities) with respect to the periods then ended and all prior periods;

(iv) with respect to contracts and commitments for the sale of goods or the provision of services by the Company, contains and reflects adequate reserves for all reasonably anticipated losses and costs and expenses in excess of expected receipts; and

(v) has been certified by a responsible financial officer of the Company.

(c) Except as set forth in Section 3.8(c) of the Disclosure Schedule, there are no Liabilities of the Company other than: (i) Liabilities disclosed on the April Balance Sheet, (ii) Liabilities specifically disclosed and identified as such on the Disclosure Schedule, and (iii) Liabilities incurred since the date of the April Balance Sheet in the ordinary course of business.

3.9 Absence of Certain Changes. Except as set forth on in Section 3.9 of the Disclosure Schedule, since the date of the April Balance Sheet, the Business has been conducted in the ordinary course and consistent with past practice and there has not been:

(a) any event, occurrence, state of circumstances or facts or change in the Company or in the Business that has had or that may be reasonably expected to have, either alone or together, a Material Adverse Effect;

(b) (i) any change in any Liabilities of the Company reflected in the April Balance Sheet or that should be reflected as a Liability on the Company's balance sheet that has had, or will have, a Material Adverse Effect; or (ii) any incurrence, assumption or guarantee of any indebtedness for borrowed money by the Company in connection with the Business or otherwise;

(c) any (i) payments by the Company in satisfaction of any Liabilities of the Company related to the Business, other than in the ordinary course of business, or the guarantee by the Company of any indebtedness of any other Person; or (ii) creation, assumption or sufferance of the existence of (whether by action or omission) any Encumbrance on any assets reflected on the April Balance Sheet, other than Permitted Encumbrances;

(d) any change by the Company in its accounting principles, methods or practices or in the manner it keeps its books and records or any change by the Company of its current practices with regards to sales, receivables, payables or accrued expenses;

(e) any (i) single  capital  expenditure  or  commitment in excess of $25,000 or
(ii) group of related capital expenditures or commitments in an aggregate amount in excess of $50,000;

(f) any loan to or guarantee or assumption of any loan or obligation on behalf of any director, officer, stockholder or employee of the Company, except travel advances occurring in the ordinary course of business; or

(g) any payment, discharge or satisfaction of any Liabilities of the Company, other than payments, discharges or satisfactions in the ordinary course of business.

3.10     Litigation; Compliance.

(a) Except as set forth on Section 3.10(a) of the Disclosure Schedule, there are no lawsuits, civil, criminal or administrative actions, suits, demands, hearings, arbitrations, governmental investigations or claims pending or, to the Knowledge of Seller and Parent, threatened, by or against the Company, nor, to the Knowledge of Seller and Parent, is there any reasonable basis for any such claim or proceeding.

(b) Except as set forth on Section 3.10(b) of the Disclosure Schedule, the Company has not violated or infringed, and is not in violation or infringement of, any material Applicable Law. The Company has historically been and currently is in compliance with the requirements of all Applicable Laws, including all Applicable Laws relating to the importing or exporting of products from their country of origin.

(c) No outstanding unsatisfied writ, rule, injunction, judgment, award, order or decree has been rendered against or affecting the Company or the Business.

3.11     Taxes.

(a) Except as set forth in Section 3.11 of the Disclosure Schedule, all Tax Returns required to be filed by or on behalf of the Company have been properly and accurately prepared and timely filed. All Taxes shown to be due and payable on such Tax Returns, and all other Taxes of or with respect to the Company which are due and payable, have been timely paid.

(b) Except as set forth in Section 3.11 of the Disclosure Schedule, the Company has withheld from each payment made to any of its present or former employees, officers and directors, direct or indirect shareholders and all other persons all amounts required by law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate governmental body. The Company has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees to the proper governmental body within the time required under the applicable legislation.

(c) Except as set forth in Section 3.11 of the Disclosure Schedule, the Company is not a party to or bound by a Tax sharing, Tax indemnity, Tax allocation or similar agreement and is not bound by any closing agreement, offer in compromise or similar agreement with respect to Taxes.

(d) Except as set forth in Section 3.11 of the Disclosure Schedule, there are no present or pending disputes, audits or other adjustments with respect to Taxes relating to the Company and, to the Knowledge of Seller and Parent, there is no basis upon which a Tax authority could impose a liability for Taxes for which the Company could be held liable in excess of those shown on the Tax Returns previously filed and Taxes incurred in the ordinary course of business since the date of such Tax Returns and included as a liability on the Final Closing Balance Sheet to be prepared by Seller pursuant to Section 2.3.2. None of the transactions contemplated by this Agreement are anticipated to give rise to any liability for Taxes of the Company. Neither the Company nor its affiliates has received notice that the Company is or may be subject to Tax in a jurisdiction in which it has not filed or does not currently file Tax Returns. No action has been taken inconsistent with past practice that would have the effect of deferring any Tax liability with respect to the Company from any taxable period (or portion thereof) ending on or before or including the Closing Date to any subsequent taxable period. The Company does not have and has not had a permanent establishment in any country other than Canada and the United States. Except as set forth in Section 3.11 of the Disclosure Schedule, the Company has at all times complied with the contemporaneous documentation requirements under section 247(4) of the Income Tax Act (Canada).

(e) Except as set forth in Section 3.11 of the Disclosure Schedule, at all times during its existence, for United States federal and applicable United States state and local income tax purposes, the Company has been "disregarded as an entity separate from its owner" within the meaning of United States Treasury Regulation ss. 301.7701-3(b)(2)(i)(C), and has not made an election to be treated otherwise for any income tax purposes.

3.12 Environmental Matters. Except as disclosed in the environmental surveys (the "Environmental Surveys") a description of which is set out in Section 3.12 of the Disclosure Schedule: (a) the Company is, and at all times since February 16, 1995 has been, in compliance with all applicable Environmental Laws; (b) there are no asbestos-containing materials, polychlorinated biphenyls, DOPs, urea formaldehyde foam insulation, incinerators, underground or aboveground storage tanks, septic systems or tanks or cesspools located on real property owned or leased by the Company; (c) the properties currently owned or leased by the Company (including soils, groundwater, surface water, building or other structures) are not contaminated with any Hazardous Substances; (d) the properties formerly owned or leased by the Company were not contaminated with Hazardous Substances during the period of the Company's ownership or lease; (e) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (f) the Company has not been associated with any release or threat of release of any Hazardous Substance; (g) the Company has not received any notice, demand, letter, claim, or request for information alleging that the Company may be in violation of or liable under any Environmental Law; (h) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Authority and is not subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law; (i) the Company has not been identified as a potentially responsible party under any Environmental Laws for cleanup liability with respect to the emission, discharge or release of any Hazardous Substance and (j) to the Knowledge of Seller and Parent, there are no circumstances or conditions involving the Company that could reasonably be expected to result in any claims or Liabilities pursuant to any Environmental Law. This Section 3.12 sets forth the sole and exclusive representations and warranties of Seller with respect to environmental, health and safety matters.

3.13 Insurance. Section 3.13 of the Disclosure Schedule contains a complete list of all policies of insurance currently in force covering the Business or the Company.

3.14 Brokers. No investment bank, broker, finder, agent or other advisor will be entitled to any fee, commission or reimbursement of expenses from the Company or Buyer or any of Buyer's Affiliates upon consummation of or otherwise in connection with the transactions contemplated by this Agreement.

3.15 Product Warranty and Product Liability. Section 3.15 of the Disclosure Schedule contains a true, correct and complete copy of the standard warranty or warranties provided in connection with the sale of the Products (as defined below). Except as set forth or described on Section 3.15 of the Disclosure Schedule, there is no outstanding warranty for any Product that differs in any material respect from such standard warranties and there is no Company practice or custom not set forth in writing that expands such standard warranties. Except as set forth on Section 3.15 of the Disclosure Schedule, none of Seller, Parent or the Company has received notice, since January 1, 1998, from any customer to the effect that such customer has experienced product quality problems of such significance that it has reason to believe a concession of over $50,000 would be required in order to resolve such customer's concerns. Each of the Products is, and at all times up to and including the sale of such Product has been, (i) in compliance with all Applicable Laws, and (ii) in conformity with all promises or affirmations of fact made on the packaging or instructions for such Product or in connection with its sale. Except as set forth on Section 3.15 of the Disclosure Schedule, on the date of this Agreement, to the extent required by Applicable Law or by a customer, all of the Company's Products have been rated and approved by Underwriters Laboratories or the analogous foreign body, as the case may be. The Company is in compliance in all material respects with all requirements relating to such ratings and approvals, and none of Seller, Parent or the Company has received any notice that such ratings or approvals may be revoked or withdrawn. None of the Company's products, either as currently or historically manufactured or sold, contains asbestos. Section 3.15 of the Disclosure Schedule sets forth a description of all warranty claims processed since January 1, 1998 and all customer concessions, in each case that have been recorded in amounts exceeding, in any one such claim or concession, $50,000. The defined term "Products" as used in this Agreement means any and all products designed, manufactured, distributed or sold by the Company or that are subject to ongoing warranty by the Company. The word products as otherwise used includes all products historically manufactured or sold by the Company.

3.16 Affiliate Transactions. Except as described on Section 3.16 of the Disclosure Schedule, other than sales of Products by the Company in the ordinary course of business and consistent with past practice, there have been no transactions between the Company, on the one hand, and Seller or Parent or any of their or the Company's Affiliates, on the other (collectively, "Related Parties"), since January 1, 1997. As of the Closing Date, other than obligations to the Company arising from sales of Products by the Company in the ordinary course of business, there are no obligations between the Company and any Related Party.

3.17 Customers. Section 3.17 of the Disclosure Schedule sets forth a list of the ten (10) largest customers of, and the ten (10) largest suppliers providing goods and services to, the Business, for the 12-month period ended October 31, 1999, together with the approximate dollar amounts of goods or services provided to or by such Persons during each such period and a summary description of the goods or services provided. Neither the Company nor Seller has received written notice from any such vendor or customer of such vendor's or customer's intent to reduce or discontinue its business with the Company.

3.18 Backlog. As of December 7, 1999, the Company's sales order backlog was U.S. $822,887.55, as set forth on Section 3.18 of the Disclosure Schedule. Neither the Company nor Seller has received written notice from any customer listed on
Section 3.18 of the Disclosure Schedule of such customer's intent to terminate any sales order listed on Section 3.18 of the Disclosure Schedule.

3.19 Year 2000. All of the Company's Products and, to the extent used in the manufacture of such Products, all of its Information Technology (including, without limitation, all non-customized off-the-shelf software used in the manufacture of such Products) is Year 2000 Compliant. To the Knowledge of Seller and Parent, all of the Company's Information Technology (including, without limitation, non-customized off-the-shelf software) that is used in the operation of the Business but is not Information Technology used in the manufacture of the Company's Products (which is addressed in the preceding sentence), is Year 2000 Compliant.

3.20 Satisfaction of Intercompany Accounts. Parent has paid or caused to be paid all Intercompany Accounts due and owing by Parent or its Affiliates to the Company, and the Company has paid all Intercompany Accounts due and owing to Parent and its Affiliates. All applicable withholding Taxes with respect to such payments have been withheld and remitted to the proper taxing authorities on a timely basis.

ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLERS

4. Representations and Warranties of Seller and Parent. Each of Seller and Parent represents and warrants to Buyer that, as of the date hereof:

4.1 Organization and Standing. Nova Scotia is an unlimited liability company duly organized and validly existing under the laws of Nova Scotia and Parent is a corporation duly organized and validly existing under the laws of the State of Delaware; each of Seller and Parent has full corporate power and authority and all governmental licenses, authorizations, consents and approvals required to own, lease and use its properties and to conduct its business and operations as now being conducted and to perform the obligations required to be performed by it hereunder and to consummate the transactions contemplated hereby.

4.2 Authorization and Binding Obligations. The execution, delivery and performance by Seller and Parent of this Agreement and the other documents to be executed and delivered by each of them in connection herewith have been duly and validly authorized and, upon execution thereof, will be duly executed and delivered by Seller or Parent, as the case may be, and constitute or will constitute (assuming, in each case, the due execution by the other parties thereto) the legal, valid and binding agreement of each of Seller and Parent, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

4.3      No Contravention; Consents.

4.3.1 No Contravention. The execution, delivery and performance of this Agreement and the other documents to be executed in connection herewith by each of Seller and Parent do not and will not, after the giving of notice, or the lapse of time: (i) conflict with or violate any provisions of the Memorandum or Articles of Association, or the Certificate of Incorporation or Bylaws, as appropriate, or other formative documents of Seller or Parent, as the case may be; (ii) subject to obtaining the consents listed in Section 3.2 of the Disclosure Schedule, result in the breach of any of the terms of, constitute a default under, conflict with or result in the termination or alteration of any contract or any license or permit to which either Seller or Parent is a party or by which either Seller or Parent or any of its properties is bound; or (iii) to the Knowledge of Seller and Parent, contravene or conflict with or constitute a violation of any Applicable Law.

4.3.2 Consent. Other than compliance with the HSRA, the Investment Canada Act (Canada) and the Competition Act (Canada), and except for the consents and actions listed on Section 3.2 of the Disclosure Schedule, no consent, waiver, authorization or approval from, or filing of any notice or report with, any Governmental Authority or other Person is necessary in connection with the execution, delivery or performance by Seller or Parent of this Agreement or any of the documents or transactions contemplated hereby.

4.4 Tax Status. Seller is not a non-resident of Canada for purposes of Section 116 of the Income Tax Act (Canada). No Tax will be required to be withheld from any payments to be made to Seller pursuant to this Agreement.

4.5 Brokers. Any fee, commission or reimbursement of expenses of any investment bank, broker, finder, agent or other advisor, including but not limited to Bank of New York, in respect of Seller, Parent or the Company, shall be payable by Seller or Parent, as the case may be, upon consummation of or otherwise in connection with the transactions contemplated by this Agreement.

ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER

5. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller and Parent that:

5.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority and all governmental licenses, authorizations, consents and approvals required to own, lease and use its properties and to conduct its business and operations as now being conducted and to perform the obligations required to be performed by it hereunder and to consummate the transactions contemplated hereby. Buyer, on or prior to the Closing Date, will be qualified to do business in all jurisdictions in which the nature of the business conducted, or immediately thereafter to be conducted, by it, makes such qualification necessary or where failure to do so would have a material adverse effect on its business, financial condition or operations.

5.2 Authorization and Binding Obligations. The execution, delivery and performance by Buyer of this Agreement and the other documents to be executed and delivered by Buyer in connection herewith have been duly and validly authorized and, upon execution thereof, will be duly executed and delivered by Buyer, and constitute or will constitute (assuming, in each case, the due execution by each of the other parties thereto), the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting or relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

5.3      No Contravention; Consents.

5.3.1 No Contravention. The execution, delivery and performance of this Agreement and other documents to be executed in connection herewith by Buyer do not and will not, after the giving of notice or the lapse of time: (a) conflict with or violate any provisions of the Certificate of Incorporation, bylaws or other formative documents of Buyer; (b) subject to obtaining the consents and taking the actions referenced in Section 5.3.2, result in the breach of any of the terms of, constitute a default under, conflict with or result in the termination or alteration of, any contract or license to which Buyer is a party or by which Buyer or any of its properties is bound; or (c) to the Knowledge of Buyer, violate any Applicable Law.

5.3.2 Consents. Other than compliance with the HSRA, the Investment Canada Act (Canada) and the Competition Act (Canada), no consent, waiver, authorization or approval from, or filing of any notice or report with, any Governmental
Authority or other Person is necessary in connection with the execution, delivery or performance by Buyer of this Agreement or any of the documents or transactions contemplated hereby.

5.4 Brokers. Any fee, commission or reimbursement of expenses of any investment bank, broker, finder, agent or other advisor in respect of Buyer shall be payable by Buyer upon consummation of or otherwise in connection with the transactions contemplated by this Agreement.

5.5      Litigation; Compliance.

(a) There are no lawsuits, civil, criminal or administrative actions, suits, demands or claims pending, or to the Knowledge of Buyer, threatened against or affecting Buyer or any of its Affiliates before or by any Governmental Authority that would affect Buyer's ability to consummate the transactions contemplated hereby;

(b) Neither Buyer nor any of its Affiliates is in default under, or in violation of, any Applicable Law that would affect Buyer's ability to consummate the transactions contemplated hereby; and

(c) no writ, rule, injunction, award, order or decree has been rendered against or affecting Buyer or any of its Affiliates or any of its assets or properties that would affect Buyer's ability to consummate the transactions contemplated hereby.

5.6 Financial Capacity. Buyer has all funds on hand to satisfy and perform all of Buyer's obligations under this Agreement and the documents to be executed and exchanged at Closing.

5.7  Sophistication;  Due Diligence.  Buyer hereby certifies and represents that
(i) it is experienced, sophisticated and knowledgeable in the making of investments, (ii) has had access to the Company and the Business, and (iii) is not relying on any representation relating to the Company other than the representations and warranties contained in this Agreement or in any certificate or legal opinion delivered pursuant hereto.

5.8 Purchase for Investment. Buyer is acquiring the Shares for its own account, for investment purposes only, and not with a view to, or for, resale, distribution or granting a participation therein, in whole or in part.

ARTICLE 6
                            COVENANTS OF THE PARTIES

6.       Covenants of the Parties.

6.1      Tax Matters.

(a) Tax Treatment. Buyer, Seller and Parent agree that they shall, and shall cause their Affiliates to, treat the sale of the Shares pursuant to this Agreement as a sale of the assets of the Company for all United States federal, state and local income tax purposes. The parties agree to file all United States Tax Returns in a manner consistent with such treatment.

(b)      Preparation of Tax Returns.

(i) Seller and Parent covenant to prepare at their own expense and deliver to Buyer any and all Tax Returns relating to a Tax reporting period ending on or prior to the Closing Date ("Seller Returns"). In addition to and not by way of limitation on the foregoing, Seller Returns shall include all Pennsylvania income, franchise and sales and use Tax Returns for all periods that ended prior to the Closing Date and for which such Seller Returns have not been filed (including but not limited to all Pennsylvania sales and use Tax Returns for all open periods). With respect to any Seller Returns that are not due as of the Closing Date, Seller and Parent shall deliver such Seller Returns to Buyer not later than the earlier of (A) fifteen (15) days prior to the date on which such return is required to be filed and (B) one hundred and twenty (120) days after the Closing Date. With respect to any Seller Return that is due but has not been filed as of the Closing Date, such Seller Returns shall be submitted to Buyer in draft form within ninety (90) days after the Closing Date (provided that such time period shall be extended for so long as Seller is negotiating in good faith with the relevant taxing authority and provides copies of all communications to or from such taxing authority to Buyer), together with Seller's calculation of all applicable penalties, additions to Tax, interest and other amounts owed with respect to such Seller returns, for Buyer's review and approval (not to be unreasonably withheld).

(ii) Upon Buyer's review and approval of any Seller Returns and (if applicable) Seller's calculations of other amounts owing, such Seller Return shall be submitted to Buyer in final form, accompanied by a cheque from Seller or Parent made payable to the applicable taxing jurisdiction in an amount equal to all Taxes and other amounts payable as provided in such Seller Return and, if applicable, such agreed calculations of other amounts owing (the amount of such cheque shall be based on an assumption that such Seller Return will be filed and the related Taxes paid ten (10) days from the date Buyer receives such Seller Return and cheque). Provided such final Seller Return and cheque are in the form and amounts agreed to by Buyer, Buyer shall cause such Seller Return to be executed by the appropriate corporate officer and shall file such Seller Return and remit the payment received from Seller. Delivery of such final Seller Return by Seller or Parent to Buyer shall constitute a representation and warranty by Seller that such Seller Return is complete and accurate.

(iii) In the event Seller does not deliver a Seller Return within the time prescribed herein, Buyer may, but shall not be required to, cause such Seller Return to be prepared and filed and cause to be paid the related Taxes and other amounts owing with respect thereto, upon which Seller and Parent shall immediately reimburse Buyer for all such Taxes and other amounts, as well as costs, charges (including reasonable professional fees), and other amounts incurred in connection with the operation of this Section 6.1(b).

(iv) Buyer's approval, execution, preparation, filing, payment or other action with respect to any Seller Return shall not in any way reduce Seller's obligations under this Agreement, and in accordance with Sections 6.1(d) and 7.2(c) Seller and Parent shall indemnify, defend and hold Buyer and its Affiliates (including the Company) harmless from and against all Damages with respect to any such Seller Return, whether prepared by or at the request of Seller, Parent, Buyer or their Affiliates.

(c) Cooperation. The parties hereto agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Company and the Business as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. The parties hereto shall cooperate with each other in the conduct of any audit or other proceeding, including the filing of any amended Tax Returns, related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this
Section 6.1(c). Seller and Parent also shall provide such information to Buyer and the Company as reasonably requested by Buyer and the Company for the purpose of enabling the Company to comply with the contemporaneous documentation requirements under section 247(4) of the Income Tax Act (Canada).

(d) Responsibility for Payment. Subject to Liabilities for Taxes for the period prior to Closing which have been reflected in the calculation of the Purchase Price, Seller shall pay as and when due, and Seller and Parent shall jointly and severally indemnify, defend and hold the Buyer and its Affiliates (including, following the Closing, the Company) harmless from and against, any and all Liabilities for Taxes and related Damages (as defined in Section 7.2) of or relating to the Company or Seller, and reasonable professional fees and other reasonable out-of-pocket costs associated with such Taxes (i) accrued with respect to all taxation periods ending on or before the Closing Date, (ii) accrued with respect to or attributable to the Business during all periods up to and including the Closing Date (including but not limited to Taxes relating to any transactions between the Company and any other Person occurring at or prior to Closing) whether or not such periods are taxation periods, or (iii) are incurred and become payable as a result of the transfer of the Shares to the Buyer contemplated by this Agreement (including but not limited to any transfer, documentary, sales, use or other Taxes with respect to the transfer of the Shares to Buyer, and any recording or filing fees with respect thereto). The amounts described in the preceding sentence are Excluded Liabilities and are subject to indemnification under Sections 7.2(c) and 7.2(d). The obligation of Seller and Parent to indemnify Buyer and its Affiliates under this Section 6.1(d) shall not be reduced by reason of any disclosure or representation made, or information provided, to Buyer or its Affiliates and representatives, including but not limited to disclosure information provided in the Disclosure Schedule.

(e) Allocation of Purchase Price. For United State federal, state and local income tax purposes, the Purchase Price shall be allocated in accordance with
Schedule 2. Each of the parties hereto agrees to report the transactions contemplated hereby for United States federal, state and local income Tax purposes in accordance with such allocation of the Purchase Price.

6.2      Regulatory Filings.

6.2.1 Cooperation. The parties shall cooperate in the timely and expeditious preparation and prosecution of any filings with any federal, state, provincial or local authorities that may be required in connection with the transactions contemplated by this Agreement.

6.2.2 Certain Filings. Within thirty (30) days after the execution and delivery of this Agreement, Buyer and Seller shall file, or cause to be filed, with the appropriate Canadian authorities any and all reports or notifications which are required to be filed under the Investment Canada Act (Canada) and the Competition Act (Canada). Seller, Parent and Buyer shall furnish to each other such information as may be necessary and such assistance as the other may reasonably request in connection with the preparation and filing of all notices and filings referenced in this Section 6.2.2

6.3 Employee Matters. The parties agree that, until January 1, 2000, when the Business Employees in the United States are integrated into Buyer's benefit plans and payroll system, Parent shall continue to provide benefits and pay payroll for such Business Employees. Buyer agrees that, within thirty (30) days of receiving a summary of the expenses incurred by Parent in connection with providing such benefits and payroll from the Effective Time until December 31, 1999, it shall reimburse Parent fully for all such expenses.

6.4 Collateral Agreements. Concurrently with the execution and delivery of this Agreement, (a) Buyer and Parent, or any of their respective Subsidiaries as the same shall designate, shall each execute and deliver the following agreements:
(i) the Supply Agreement,  (ii) the Intellectual  Property  Transfer  Agreement,
(iii) the Noncompetition Agreement and (iv) the License Agreement and (b) Parent shall deliver (i) an irrevocable letter of credit in the amount of $350,000 from Canadian Imperial Bank of Commerce for the benefit of Buyer and the Company, in the form attached as Exhibit B hereto (the "Letter of Credit"), and (ii) an irrevocable letter of credit in the amount of $650,000 from Canadian Imperial Bank of Commerce for the benefit of Buyer, in the form attached as Exhibit C hereto (the "Tax Letter of Credit").

6.5 Refunds in Respect of Audits/Taxes. If Seller or its Affiliates receives a refund of Taxes (including interest) in respect of the Company for the period prior to the Closing, such refund shall be paid immediately to the Company. If Buyer or the Company receives such refund (whether from Seller or otherwise), Buyer shall cause to be remitted to Seller an amount equal to the amount of such refund, net of any Taxes incurred or to be incurred by Buyer or its Affiliates (including the Company) by virtue of such refund.

ARTICLE 7
                                 INDEMNIFICATION

7.       Indemnification.
7.1 Survival. The representations and warranties of the parties set forth in this Agreement (or in any document delivered in connection herewith) shall survive the Closing Date and, except as set forth in the remainder of this
Section  7.1,  terminate  on the close of business on the date which is eighteen
(18) months after the Closing Date. The representations and warranties contained in Section 3.11 shall survive the Closing Date until the expiration of the normal reassessment period under Applicable Laws (as the same may be extended from time to time after consultation with Seller and Parent), except that representations and warranties of Seller in connection with any Tax matter relating to the Company which are based on misrepresentation or fraud shall continue in full force indefinitely. The representations and warranties contained in Section 3.12 shall survive the Closing Date and terminate on the close of business on the fifth anniversary of the Closing Date. The representations and warranties contained in Sections 3.1 and 4.1 shall not expire and shall remain in full force and effect without any time limitation. The covenants and agreements of the parties contained in this Agreement (and in any document delivered in connection herewith) shall remain operative and in full force and effect without any time limitation, except as any such covenant or agreement shall be limited in duration by the express terms thereof. If a notice is given with respect to a bona fide claim in accordance with this
Article VIII before expiration of such periods, then (notwithstanding the subsequent expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

7.2 Indemnification by Seller and Parent. Subject to the limitations contained in Section 7.5 and Section 7.6, Seller and Parent shall jointly and severally indemnify, defend and hold harmless, Buyer and its officers, directors, employees, agents and Affiliates (the "Buyer Indemnitees"), from and against, and pay or reimburse the Buyer Indemnitees for, any and all obligations and other Liabilities, monetary damages, fines, fees, penalties, losses (excluding diminution in value of any asset) and reasonable expenses (including without limitation reasonable amounts paid in settlement, court costs and reasonable fees and expenses of attorneys), excluding consequential damages (except to the extent included in monetary damages paid or payable by the Buyer Indemnitees to third parties) (collectively, "Damages") incurred by the Buyer Indemnitees, relating to or arising from:

     (a) any breach by either Seller or Parent at any time of any of its covenants or agreements contained in this Agreement;

(b) any inaccuracy or misrepresentation in or breach of any representation or warranty of Seller or Parent contained in this Agreement;

(c)      any Excluded Liability; and

(d) without limiting the generality of Section 7.2(c) above, and for purposes of delineating the scope of the Tax Letter of Credit, Excluded Liabilities include all Liabilities of the Company in respect of Taxes for the period up to the Closing, including but not limited to the matters described in Section 3.11 of the Disclosure Schedule.

The indemnification obligations of Seller and Parent under this Section 7.2 shall be secured by the Letter of Credit. In addition, the indemnification obligations of Seller and Parent under Section 7.2(d) shall be secured by the Tax Letter of Credit. For greater certainty, the parties acknowledge that the Letter of Credit shall not be replaced by Parent at the end of its term if Parent is in compliance with those financial covenants set forth in the Credit Agreement between Parent and others and Canadian Imperial Bank of Commerce as administrative agent and collateral agent for the banks identified therein dated March 30, 1998 as amended August 28, 1998 and August 2, 1999 as in effect on the date hereof (the "Credit Agreement"), which covenants are the subject of the detailed compliance certificate that is required to be delivered by Parent's Chief Executive Officer under the Credit Agreement as of the date hereof (the "Certificate"). Compliance with the foregoing financial covenants will be evidenced by the Certificate actually delivered to the agent under the Credit Agreement, if both the financial covenants and form of required Certificate are unchanged from the date hereof, and otherwise will be evidenced by a pro forma Certificate prepared as though such covenants and required Certificate remained in effect. Parent will provide Buyer with copies of the Certificate regularly prepared as and when it is provided to the agent under the Credit Agreement.

The parties acknowledge that the Tax Letter of Credit is not required to be replaced at the end of its term if the Tax Indemnification Release Provision is satisfied. For the purposes of this Agreement, the "Tax Indemnification Release Provision" is satisfied if, as of the quarter preceding the expiration of the term of the Tax Letter of Credit, Buyer is reasonably satisfied that all liabilities of the Company in respect of Taxes for the period prior to Closing including but not limited to those matters described in Schedule 3.11(d) of the Disclosure Schedule have been resolved and that all Taxes of the Company for the period prior to the Closing have been paid by or on behalf of Parent. The parties further acknowledge that Parent may replace the Letter of Credit or the Tax Letter of Credit with substantially similar letters of credit from a recognized financial institution upon the expiration of the Credit Agreement, which agreement is scheduled to expire on or about the last business day of March, 2003.

7.3 Buyer's Indemnification. Subject to the limitations contained in Section 7.5 and Section 7.7, Buyer shall indemnify, defend and hold harmless, each of Seller and Parent and their respective Affiliates (the "Seller Indemnitees"), from and against, and pay or reimburse the Seller Indemnitees for, all Damages incurred by the Seller Indemnitees, relating to or arising from:

     (a) Buyer's breach of any of its covenants or agreements contained in this Agreement;

(b) any inaccuracy or misrepresentation in or breach of any representation or warranty of Buyer contained in this Agreement; and

(c) except for the Excluded Liabilities, any Liabilities of the Company arising from and after the Closing Date.

7.4      Method of Asserting Claims.

7.4.1    Third Party Claims.

(a) A Person seeking indemnification under this Article VIII (an "Indemnified Person") shall give written notification to the Person from whom indemnification is sought (the "Indemnifying Person") of the commencement of any suit or proceeding relating to a third party claim or any other assertion of Liabilities by a third party (a "Third Party Claim") which the Indemnified Person has a reasonable basis to believe may give rise to any Damages for which indemnification pursuant to this Article VIII may be sought. Such notification shall be given within ten (10) Business Days after the Indemnified Person receives notice of such Third Party Claim, and shall describe the nature of, and (to the extent known by the Indemnified Person) the facts constituting the basis for, such Third Party Claim and the amount of the claimed Damages; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such delay. Such notice shall be accompanied by copies of all material relevant documentation with respect to such Third Party Claim, including, but not limited to, any summons, complaint or other pleading which may have been served, any written demand or any other documentation.

(b) Within thirty (30) days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Person. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense (the "Non-Controlling Party") may participate therein at its own expense. The party controlling such defense (the "Controlling Party") shall keep the Non-Controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Person shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld or delayed. The Indemnified Person shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed.

(c) With respect to the indemnity obligation of Seller and Parent under Section 7.2(d), the parties acknowledge that Buyer shall, or shall cause the Company, to notify Seller and Parent of any developments with respect to the Company's Taxes for the period prior to Closing, including not limited to any developments with respect to the matters set forth in Section 3.11 of the Disclosure Schedule. The parties further acknowledge that Parent and Seller have the right to communicate with Governmental Authorities with respect to such Tax matters from and after the Closing Date prior to formal demands by any Governmental Authority in respect of Taxes of or related the Company for the period prior to the Closing.

(d) Notwithstanding the foregoing provisions of this Section 7.4.1, in the event a Third-Party Claim is made against an Indemnified Person as to which such Indemnified Person is entitled to seek indemnification hereunder and (i) such Indemnified Person reasonably concludes that the Indemnifying Person lacks the financial and personnel resources to vigorously defend such Indemnified Person, or that the Indemnifying Person is not diligently defending such Indemnified Person, or (ii) if there is a reasonable probability that a Third Party Claim may materially and adversely affect an Indemnified Person other than as a result of money damages or money payments, then in each such case the Indemnified Person may elect to retain the defense of such Third-Party Claim and will be entitled to be reimbursed by the Indemnifying Person for the Indemnified Person's reasonable expenses incurred in such defense, such expenditures to be reimbursed promptly after submission of invoices therefor.

7.4.2 Indemnification Claims by the Parties. In order to seek indemnification under this Article VII, an Indemnified Person shall give written notification (a "Claim Notice") to the Indemnifying Person which contains (i) a description and the amount, if known (the "Claimed Amount"), including the basis therefor, of any Damages incurred by the Indemnified Person, (ii) a statement that the Indemnified Person is entitled to indemnification under this Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages, if known, subject to the limitations contained in this Article VII.

7.5      Limitations; Sole Recourse..

7.5.1 Sole Recourse. The parties hereto expressly acknowledge that the sole recourse of the parties for any breach of this Agreement subsequent to the Closing, or the inaccuracy of any representation or warranty in this Agreement by the other party, is that set forth in Section 6.1 and this Article VII.

7.6 Limitation on Obligations of Seller and Parent. The obligations of Seller and Parent under Section 7.2 shall be subject to the following limitations:

(a) the aggregate Liability of Seller and Parent to indemnify the Buyer Indemnitees pursuant to Section 7.2(b) of this Agreement shall not exceed $2,500,000;

(b) Each of Seller and Parent shall have no obligation to indemnify the Buyer Indemnitees pursuant to Section 7.2(b) of this Agreement unless and until the aggregate amount of Damages incurred by the Buyer Indemnitees exceeds $100,000, after which time Seller and Parent shall collectively be liable to indemnify the Buyer Indemnitees fully for all Damages incurred by the Buyer Indemnitees in excess of $100,000;

(c) The obligations of Seller and Parent to indemnify the Buyer Indemnitees pursuant to Sections 7.2(a), 7.2(c) and 7.2(d) of this Agreement shall not be subject to any cap or other limitation; and

(d) the fact that any Excluded Liability is the subject matter of a representation or warranty that has terminated, or for which indemnification is limited as set forth in this Section 7.6, shall not limit or affect in any respect of the indemnification obligations of Seller and Parent with respect to such Excluded Liability.

7.7 Limitation on Buyer's Obligations. Buyer's obligations under Section 7.3 shall be subject to the following limitations:

(a) the aggregate Liability of Buyer to indemnify the Seller Indemnitees pursuant to Section 7.3(b) of this Agreement shall not exceed $2,500,000;

(b) Buyer shall have no obligation to indemnify the Seller Indemnitees pursuant to Section 7.3(b) of this Agreement unless and until the aggregate amount of Damages incurred by the Seller Indemnitees exceeds $100,000, after which time Buyer shall be liable to indemnify the Seller Indemnitees fully for all Damages incurred by the Seller Indemnitees in excess of $100,000.

ARTICLE 8
                                  MISCELLANEOUS

8.       Miscellaneous.

8.1 Retention of Records. After the Closing Date, copies of all books, management, contracts and records of Seller and its Affiliates relating to the Company prior to the Closing Date shall, for a period of six years following the Closing Date, be made available promptly, at the written request of Seller and at Seller's expense, to Seller and its authorized representatives, accountants and attorneys for any reasonable business purpose.

8.2 Assignment. No party hereto may assign or transfer its rights or obligations arising under this Agreement, without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, that Seller shall be permitted to assign its right to receive cash under this Agreement to one or more of its Affiliates, and provided further that Buyer shall be permitted to assign its rights hereunder in connection with any sale of the Business or a division of Buyer that operates the Business subsequent to the date hereof. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties.

8.3 Notice. All notices and other communications provided for herein shall be by facsimile transmission, or in writing and telecopied, or delivered by a nationally recognized overnight delivery service, to the intended recipient at the telephone number, telecopier number, or "Address for Notices" specified:

If to Buyer to:                     MagneTek, Inc.
                                    26 Century Boulevard
                                    Nashville, Tennessee 37214
                                    Attention:  Samuel A. Miley, Esq.
                                    Telephone:  (615) 316-5260
                                    Telecopy:  (615) 316-5192

with a copy to:                     Gibson, Dunn & Crutcher LLP
                                    333 South Grand Avenue
                                    Los Angeles, California  90071
                                    Attention: Jennifer Bellah Maguire, Esq.
                                    Telephone: (213) 229-7986
                                    Telecopy: (213) 229-7520

If to Parent or Seller:             Morris Material Handling, Inc.

                                    4915 South Howell Avenue
                                    Milwaukee, Wisconsin 53207
                                    Attention:  President
                                    Telephone:  (414) 764-6200
                                    Telecopier:  (414) 486-6144

with a copy to:                     Morris Material Handling, Inc.

                                    315 West Forest Hill Ave
                                    Oak Crest, Wisconsin 53184-2999
                                    Attention:  President
                                    Telephone:  (414) 486-6100
                                    Telecopier:  (414) 486-6146

and a copy to:                      Blake, Cassels & Graydon
                                    Commerce Court West, Suite 2300
                                    Toronto, Ontario
                                    M5L 1A9
                                    Attention:  Managing Partner
                                    Telephone: (416) 863-2400
                                    Telecopier: (416) 863-2653

or, as to any party, at such other telecopier number, or address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all notices and other communications hereunder shall be deemed to have been duly given when transmitted by telecopier or, if delivered by overnight delivery service, one Business Day after mailing.

8.4      Entire Agreement.

8.4.1 Other Agreements. This Agreement, together with the Exhibits and the Disclosure Schedule hereto and all other agreements entered into pursuant to this Agreement, contain the entire understanding between the parties hereto concerning the subject matter hereof, and supersedes and terminate any and all prior representations, warranties, undertakings, covenants and agreements between the parties.

8.4.2 Modification. This Agreement may not be changed, modified, altered or terminated except by an agreement in writing executed by Buyer and Seller.

8.5 Third Parties. Except as expressly set forth herein (including, without limitation, the provisions of Article VIII), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

8.6 Captions. Captions and descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provisions of this Agreement.

8.7 Waiver. No waiver of a breach of, or default under, any provision of this Agreement shall be deemed a waiver of such provision or of any subsequent breach or default of the same or similar nature or of any other provision or condition of this Agreement.

8.8 Rights Cumulative. Except as set forth herein, all rights, powers and remedies herein given to Buyer, Seller and Parent are cumulative and not alternative, and are in addition to all statutes or rules of law.

8.9 Governing Law; Submission to Jurisdiction. This Agreement, and the rights and obligations of Buyer, Seller and Parent hereunder, shall be governed by and construed in accordance with the internal laws of the Province of Ontario applicable to contracts made and to be performed therein. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in the Province of Ontario, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in such court. Each of Buyer, Seller and Parent agree to appoint and maintain an agent for service of process in the Province of Ontario and each of the parties hereto hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

8.10 Attorney for Service. Seller and Parent irrevocably appoint Blake, Cassels and Graydon, Box 25 Commerce Court West, Toronto, Ontario M5L 1A9, and Buyer irrevocably appoints McMillan Binch, Royal Bank Plaza, Suite 3800, South Tower, Toronto, Ontario M5J 2J7, as their respective authorized attorney and agent to accept and acknowledge, for and on behalf of the respective attorning party, service or any and all process in the Province of Ontario, Canada in any suit, agrees that service of process upon such attorney and agent by delivering a copy thereof, addressed to the respective attorney, in care of such attorney and agent, at the above address, shall be conclusively deemed to have come to the notice of the respective attorning party at the time of such delivery and shall constitute in every respect valid and effective personal service upon the respective attorning party at the time of such delivery, and that failure by such attorney and agent to give notice of such service to the respective attorning party shall not affect the validity or effect of such service or any judgment or order based thereon or arising therefrom. Each of the attorning parties irrevocably authorizes and directs such attorney and agent to accept service on its behalf and agrees to appear in such suit, action or proceeding. Each of the attorning parties further agrees to take all action as may be necessary to confirm and continue in full force and effect the appointment of such attorney and agent for so long as a party to the Agreement continues to have obligations outstanding in respect of the Agreement.


8.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance, is held invalid, such invalidity shall not affect any other provision which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable.

8.12 Costs, Expenses, Etc. Except as expressly provided elsewhere herein, each of Seller, Parent, the Company and Buyer shall bear all costs and expenses incurred by it and its respective Affiliates in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein.

8.13 Specific Performance. Seller and Buyer hereby agree that Buyer shall be entitled, in addition to any other remedies or damages available to Buyer in the event of any breach of this Agreement by Seller or Parent, to specific performance of the obligations of Seller or Parent, as the case may be, under this Agreement.

8.14 Counterparts. This Agreement may be executed in any number of counterpart copies, each of which shall be deemed an original, but which together shall constitute a single instrument. This Agreement may be executed by facsimile signatures.

8.15 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to execute and deliver all such other documents, certificates and agreements and to take, or cause to be taken, all actions, and to do, or cause to be done, anything else that may reasonably be deemed necessary to perfect and give effect to the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                MORRIS MATERIAL HANDLING, INC.



                                By:
                                Name:
                                Title:


                                3016117 NOVA SCOTIA ULC



                                By:
                                Name:
                                Title:



                                By:
                                Name:
                                Title:



                                MAGNETEK MONDEL HOLDING, ULC



                                By:
                                Name:
                                Title:


                                By:
                                Name:
                                Title:

                                    Exhibit A

                               April Balance SheeT

                                    EXHIBIT B

                            FORM OF LETTER OF CREDIT

                                    EXHIBIT C

                          FORM OF TAX LETTER OF CREDIT

                                    SCHEDULE 1

                               Disclosure schedule

                                   SCHEDULE 2

                    ALLOCATION OF PURCHASE PRICE FOR U.S. TAX

                            SHARE PURCHASE AGREEMENT

                                  BY AND AMONG

                             3016117 NOVA SCOTIA ULC

                                       AND

                           MAGNETEK MONDEL HOLDING ULC

                                       AND

                         MORRIS MATERIAL HANDLING, INC.,

                          Regarding the sale of all the
                            shares in the capital of
                                   Mondel ULC

                                   dated as of

                              December _____, 1999


                                  TABLE OF CONTENTS
                                                                                                             Page
                                       -i-

ARTICLE 1         DEFINITIONS....................................................................................1
1.                Definitions....................................................................................1

         1.1      Defined Terms..................................................................................1
         1.2      Accounting Terms...............................................................................8
         1.3      Exhibits and Schedules.........................................................................8
         1.4      Other Definition Provisions....................................................................9
ARTICLE 2         PURCHASE OF SHARES; PURCHASE PRICE.............................................................9
2.                Purchase of the Shares, Purchase Price and Method of Payment...................................9
         2.1      Purchase of the Shares.........................................................................9
         2.2      Consideration..................................................................................9
                  2.2.1    Purchase Price........................................................................9
                  2.2.2    Payment of Purchase Price at Closing..................................................9
         2.3      Purchase Price Adjustment......................................................................9
                  2.3.1    Estimated Closing Balance Sheet.......................................................9
                  2.3.2    Final Closing Balance Sheet..........................................................10
                  2.3.3    Access...............................................................................10
                  2.3.4    Delivery and Review..................................................................10
                  2.3.5    Resolution...........................................................................10
                  2.3.6    Post-Closing Adjustments.............................................................11
ARTICLE 3         REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE BUSINESS.......................12
3.                Representations and Warranties Relating to the Company and the Business.......................12
         3.1      Organization and Standing; Capitalization.....................................................12
                  3.1.1    Organization and Standing............................................................12
                  3.1.2    Capitalization; Corporate Structure..................................................12
         3.2      No Contravention..............................................................................13
         3.3      Tangible Assets...............................................................................13
                  3.3.1    Title................................................................................13
                  3.3.2    Asset Rights.........................................................................13
                  3.3.3    Condition of Assets..................................................................13
         3.4      Licenses......................................................................................14
         3.5      Contracts.....................................................................................14
         3.6      Intellectual Property Rights..................................................................15
         3.7      Employees; Plans..............................................................................16
         3.8      Financial Statements..........................................................................19
         3.9      Absence of Certain Changes....................................................................19
         3.10     Litigation; Compliance........................................................................20
         3.11     Taxes.........................................................................................20
         3.12     Environmental Matters.........................................................................21
         3.13     Insurance.....................................................................................22
         3.14     Brokers.......................................................................................22
         3.15     Product Warranty and Product Liability........................................................22
         3.16     Affiliate Transactions........................................................................23
         3.17     Customers.....................................................................................23
         3.18     Backlog.......................................................................................23
         3.19     Year 2000.....................................................................................23
         3.20     Satisfaction of Intercompany Accounts.........................................................23
ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF SELLERS.....................................................24
4.                Representations and Warranties of Seller and Parent...........................................24
         4.1      Organization and Standing.....................................................................24
         4.2      Authorization and Binding Obligations.........................................................24
         4.3      No Contravention; Consents....................................................................24
                  4.3.1    No Contravention.....................................................................24
                  4.3.2    Consent..............................................................................24
         4.4      Tax Status....................................................................................25
         4.5      Brokers.......................................................................................25
ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF BUYER.......................................................25
5.                Representations and Warranties of Buyer.......................................................25
         5.1      Organization and Standing.....................................................................25
         5.2      Authorization and Binding Obligations.........................................................25
         5.3      No Contravention; Consents....................................................................25
                  5.3.1    No Contravention.....................................................................25
                  5.3.2    Consents.............................................................................26
         5.4      Brokers.......................................................................................26
         5.5      Litigation; Compliance........................................................................26
         5.6      Financial Capacity............................................................................26
         5.7      Sophistication; Due Diligence.................................................................26
         5.8      Purchase for Investment.......................................................................26
ARTICLE 6         COVENANTS OF THE PARTIES......................................................................27
6.                Covenants of the Parties......................................................................27
         6.1      Tax Matters...................................................................................27
         6.2      Regulatory Filings............................................................................29
                  6.2.1    Cooperation..........................................................................29
                  6.2.2    Certain Filings......................................................................29
         6.3      Employee Matters..............................................................................29
         6.4      Collateral Agreements.........................................................................29
         6.5      Refunds in Respect of Audits/Taxes............................................................29
ARTICLE 7         INDEMNIFICATION...............................................................................30
7.                Indemnification...............................................................................30
         7.1      Survival......................................................................................30
         7.2      Indemnification by Seller and Parent..........................................................30
         7.3      Buyer's Indemnification.......................................................................31
         7.4      Method of Asserting Claims....................................................................32
                  7.4.1    Third Party Claims...................................................................32
                  7.4.2    Indemnification Claims by the Parties................................................33
         7.5      Limitations; Sole Recourse....................................................................33
                  7.5.1    Sole Recourse........................................................................33
         7.6      Limitation on Obligations of Seller and Parent................................................33
         7.7      Limitation on Buyer's Obligations.............................................................34
ARTICLE 8         MISCELLANEOUS.................................................................................34
8.                Miscellaneous.................................................................................34
         8.1      Retention of Records..........................................................................34
         8.2      Assignment....................................................................................34
         8.3      Notice........................................................................................34
         8.4      Entire Agreement..............................................................................36
                  8.4.1    Other Agreements.....................................................................36
                  8.4.2    Modification.........................................................................36
         8.5      Third Parties.................................................................................36
         8.6      Captions......................................................................................36
         8.7      Waiver........................................................................................36
         8.8      Rights Cumulative.............................................................................36
         8.9      Governing Law; Submission to Jurisdiction.....................................................36
         8.10     Attorney for Service..........................................................................36
         8.11     Severability..................................................................................37
         8.12     Costs, Expenses, Etc..........................................................................37
         8.13     Specific Performance..........................................................................37
         8.14     Counterparts..................................................................................37
         8.15     Further Assurances............................................................................38